As filed with the Securities and Exchange Commission on March 19, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIODEL INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	90-0136863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
100 Saw Mill Road
Danbury, Connecticut 06810
(203) 796-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Errol De Souza, Ph.D.
President and Chief Executive Officer
Biodel Inc.
100 Saw Mill Road
Danbury, Connecticut 06810
(203) 796-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael Grundei Wiggin and Dana LLP Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901 Telephone: (203) 363-7600	Anna T. Pinedo Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 Telephone: (212) 468-8179
Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as determined by the registrant.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Stock, par value $0.01 per share	$30,000,000	$30,000,000	$3,486.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

(3)
Amount calculated pursuant to Section 6(b) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 19, 2015
PROSPECTUS
                      Shares

Biodel Inc.
Common Stock

We are offering              shares of our common stock, par value $0.01 per share. We will receive all of the net proceeds from this offering.

Our common stock is quoted on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BIOD.” On March 18, 2015, the closing sale price of our common stock, as reported by Nasdaq, was $1.35 per share.

Investing in our common stock involves certain risks. Before purchasing our common stock, please review the information included in, and incorporated by reference into, the “Risk Factors” caption beginning on page 4 of this prospectus.
	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
The underwriters may also purchase up to            additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on or about            , 2015.
Joint Book-Running Managers
William Blair	Ladenburg Thalmann

Roth Capital Partners
The date of this prospectus is            , 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus, or in any related prospectus supplement, amendment to this prospectus or “free writing prospectus” that we file with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial conditions, results of operations and prospects may have changed since that date.
i

PROSPECTUS SUMMARY
The items in the following summary are described in more detail later in this prospectus or incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended September 30, 2014, our Quarterly Report on Form 10-Q for the quarter period ended December 31, 2014 and our other filings with the Securities and Exchange Commission listed in the section of the prospectus entitled “Incorporation of Certain Documents by Reference.” This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus carefully, especially the “Risk Factors” section beginning on page 4 and our financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended September 30, 2014, before deciding to invest in our common stock. References in this prospectus to “Biodel,” “we,” “our,” “us” and other similar terms mean Biodel Inc., unless we state otherwise or the context indicates otherwise.
Business Overview
We are a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. We develop our product candidates by applying our formulation technologies to existing drugs in order to improve their therapeutic profiles. Our glucagon formulations and presentations are designed to be stable at room temperature and are intended for use by caregivers with little to no medical training as a rescue treatment for diabetes patients experiencing severe hypoglycemia, or very low concentrations of blood glucose. Our proprietary insulin formulations are designed to be more rapid-acting than the formulations currently available to Type 1 and Type 2 diabetes patients. We refer to these as “ultra-rapid-acting” insulin formulations.
Our lead product candidate is a glucagon emergency management, or GEM, device that is intended to treat diabetes patients experiencing severe hypoglycemia. GEM is comprised of lyophilized glucagon and an aqueous diluent in a proprietary injection device from Unilife Medical Solutions, Inc., or Unilife. The GEM device is a dual-chamber design that automatically reconstitutes lyophilized glucagon immediately prior to injection and features automatic needle retraction on full dose delivery. We have designed the GEM device with the goal of optimizing its ease of use for patient caregivers in an emergency.
In the third calendar quarter of 2014, we submitted an Investigational New Drug application, or IND, to the U.S. Food and Drug Administration, or FDA, for our GEM product candidate. In March 2015, we announced preliminary results from Study 6-101, a Phase 1 clinical trial comparing the pharmacokinetic, or PK, and pharmacodynamic, or PD, profiles of BIOD-961, the reconstituted glucagon formulation intended for use in the GEM device, to marketed glucagon formulations from Eli Lilly and Novo Nordisk. Overall, PK and PD profiles among all three glucagon formulations were statistically indistinguishable. Based on the results of Study 6-101, we intend to initiate and complete the pivotal trial for our GEM product candidate by the end of calendar year 2015 and submit a New Drug Application, or NDA, to the FDA in mid-2016.
In addition to our GEM product candidate, we are developing ultra-rapid-acting proprietary insulin formulations that are designed to be more rapid-acting than the formulations currently available to Type 1 and Type 2 diabetes patients. For example, BIOD-123, which was evaluated in a Phase 2 clinical trial, combines recombinant human insulin, or RHI, with our proprietary combination of excipients to increase the rate of absorption following subcutaneous injection when compared to other commercially available insulin formulations, including “rapid-acting” mealtime insulin analogs such as Humalog®, marketed by Eli Lilly, NovoLog®, marketed by Novo Nordisk, and Apidra®, marketed by Sanofi. Similarly, we have developed BIOD-531, a concentrated ultra-rapid-acting insulin formulation. BIOD-531 contains 400 units of RHI per milliliter (instead of the standard 100 units per milliliter), and, like BIOD-123, is formulated with ethylenediaminetetraacetic acid, or EDTA, citrate and magnesium sulfate. When delivered by subcutaneous injection, BIOD-531 is characterized by a rapid onset of action and a prolonged duration of action, which we believe could address an unmet medical need for an insulin with an initial rate of absorption superior to that of existing concentrated insulins and prandial/basal premixed insulins.

In addition to our RHI-based ultra-rapid-acting insulin formulations, we are using our proprietary excipients to develop analog-based ultra-rapid-acting insulin formulations using either insulin lispro, the active pharmaceutical ingredient in Humalog®, or insulin aspart, the active pharmaceutical ingredient in NovoLog®.
Recent Developments
On March 16, 2015, we announced positive preliminary results from a Phase 1 clinical trial comparing BIOD-961, designed for use in our GEM device, to Eli Lilly’s Glucagon Emergency Rescue Kit and Novo Nordisk’s GlucaGen® HypoKitTM, which are marketed for the treatment of severe hypoglycemia. The study was a randomized, single-center, double blind, six-period cross over study in 15 healthy volunteers who received each glucagon administered subcutaneously and intramuscularly in a randomized treatment sequence. The objectives of the study were to compare the PK profiles, the PD responses, and the PK/PD relationships of intramuscular and subcutaneous dosing, as well as to assess safety profiles of the study drugs. Overall, PK and PD profiles among all three glucagon formulations were statistically indistinguishable. Although this study was designed as an exploratory comparison of PK and PD profiles, standard regulatory criteria for PK and PD bioequivalence were satisfied when comparing BIOD-961 to Eli Lilly’s Glucagon Emergency Rescue Kit and Novo Nordisk’s GlucaGen® HypoKitTM.
Corporate Information
We were incorporated in the State of Delaware in December 2003. Our principal executive offices are located at 100 Saw Mill Road, Danbury, Connecticut 06810, and our telephone number is (203) 796-5000. Our website address is http://www.biodel.com. This reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as described in the section of this prospectus entitled “Incorporation of Certain Documents by Reference,” the information on, or accessible through, our website is not intended to be a part of this prospectus.

THE OFFERING
The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section entitled “Description of Capital Stock” in this prospectus.
Common stock offered by us
           shares
Common stock to be outstanding immediately after the offering shares(1)
Over-allotment option
We have granted the underwriters an option to purchase up to            shares of our common stock at a price of  $    per share solely to cover over-allotments, if any. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus.
Use of proceeds
We intend to use the net proceeds from this offering primarily for working capital and general corporate purposes. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus and any related free writing prospectus and under “Risk factors” in our Annual Report on Form 10-K for the year ended September 30, 2014 incorporated by reference into this prospectus for a discussion of risk factors that you should carefully consider before making a decision to buy shares of our common stock in this offering.
Nasdaq symbol
BIOD

(1)
The number of shares of our common stock to be outstanding after this offering is based on 24,620,322 shares of common stock outstanding as of March 16, 2015 and excludes shares of common stock issuable upon the exercise of outstanding stock options and warrants and the conversion of outstanding shares of convertible preferred stock.

RISK FACTORS
Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risks related to this offering described below. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.
Risks Related to Our Financial Position and Need for Additional Capital
We have incurred significant losses since our inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.
Since our inception in December 2003, we have incurred significant operating losses. Our net losses were approximately $14.1 million for the fiscal year ended September 30, 2014 and approximately $4.7 million for the three months ended December 31, 2014. As of December 31, 2014, we had a deficit accumulated since inception of approximately $234.2 million. We have invested a significant portion of our efforts and financial resources in the development of our RHI- and insulin analog-based ultra-rapid-acting insulin product candidates, including BIOD-123, BIOD-531, BIOD-238, BIOD-250, and our prior Linjeta™ formulation. More recently, we have begun to invest an increasing portion of our efforts and financial resources in the development of our GEM product candidate.
We expect to continue to incur significant operating losses for at least the next several years as we may:
•
conduct the development work necessary to finalize the formulation and design of our GEM product candidate and undertake manufacturing activities in support our earlier stage clinical trials with that product candidate;

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produce registration batches of our GEM product candidate to support the submission of an NDA with the FDA;

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conduct later stage clinical trials with our GEM product candidate, including at least one pivotal clinical trial required for FDA approval of an NDA, and commence targeted commercialization activities;

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conduct clinical trials with our BIOD-531 product candidate, including a planned Phase 2 parallel group study in patients with Type 2 diabetes over a six-month treatment period;

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conduct the required stability, preclinical and human factors and user acceptability studies to support the approval of GEM device and one or more insulin injection devices intended for use with BIOD-531; and

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purchase active pharmaceutical ingredients and other materials in support of our product candidates.

To become and remain profitable, we must succeed in developing and eventually commercializing drugs with significant market potential. This will require us to be successful in a range of challenging activities, including developing proprietary insulin and glucagon product candidates with desirable pharmacokinetic, pharmacodynamic, stability and injection site toleration characteristics and then successfully completing preclinical testing and clinical trials for these formulations, obtaining regulatory approval for these formulations and manufacturing, marketing and selling those products for which we may obtain regulatory approval. We may never succeed in these activities and may never generate revenues that are significant or large enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could depress the market price of our common stock and could impair our ability to raise capital, expand our business or continue our operations. A decline in the market price of our common stock could also cause you to lose all or a part of your investment.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.
We are a development stage company with no commercial products. All of our product candidates are in early stages of development. Our product candidates will require significant additional clinical development, regulatory approvals and related investment before they can be commercialized. We expect to continue to incur significant research and development expenses as we continue our formulation work and advance these programs through clinical trials. Unless we are successful in consummating a strategic partnership to develop and commercialize an ultra-rapid-acting insulin formulation or a glucagon rescue presentation, we would need to raise substantial additional capital to develop and commercialize competitive products. Such financing may not be available on terms acceptable to us, or at all. If we are unable to obtain financing on favorable terms, our business, results of operations and financial condition may be materially adversely affected.
Based upon our current plans, we believe that our existing cash and cash equivalents will be sufficient to fund our anticipated operating expenses and capital expenditures at least through the third calendar quarter of 2015. However, we cannot assure you that our plans will not change or that changed circumstances will not result in the depletion of our capital resources more rapidly than we currently anticipate. Our future capital requirements will depend on many factors, including:
•
the progress, timing or success of our research and development and clinical programs for our product candidates, particularly our GEM product candidate and our BIOD-531 product candidate;

•
our ability to conduct the development work necessary to finalize the formulation and presentation of our GEM product candidate, as well as the preclinical studies, clinical trials and manufacturing activities necessary to support the submission of an NDA for that candidate;

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the ability and willingness of our existing strategic partners, service providers and suppliers, upon which we rely in the advancement of our product candidates, to meet the obligations set forth in our agreements with them, including Unilife, which is responsible for designing and manufacturing the device intended for use with our GEM product candidate, as well as delivering three registration lots of the filled and finished GEM device required for submitting an NDA to the FDA;

•
the success of our formulation development work to improve the stability of our newer ultra-and rapid-acting insulin analog-based formulations while maintaining the pharmacokinetic and injection site toleration characteristics associated with earlier formulations;

•
the results of our real-time stability programs for our glucagon-, RHI-, and insulin analog-based product candidates, including the reproducibility of earlier, smaller scale, stability studies and our ability to accurately project long term stability on the basis of accelerated testing;

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our ability to accurately anticipate technical challenges that we may face in the development of our glucagon-, RHI-, and insulin analog-based product candidates;

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our ability to secure approval by the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, or FFDCA;

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our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves;

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our ability to enforce our patents for our product candidates and our ability to secure additional patents for our product candidates;

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our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

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the degree of clinical utility of our product candidates, particularly with regard to our ultra-rapid-acting insulin formulations, which have not yet been shown to be clinically superior to existing rapid-acting insulin analogs;

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the emergence of competing technologies and products and other adverse market developments, such as advancements in glucagon stabilization technologies that could enable a room-temperature rescue product in a portable, easy to use presentation;

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the ability of our contract manufacturing organizations or collaborators to produce our products in our final dosage form and in the quantities we may require;

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our ability to secure adequate supplies of active pharmaceutical ingredients to support our product development programs and, if successful, the commercialization one or more product candidates;

•
our capabilities and strategies for manufacturing, marketing and commercializing a product candidate; and

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our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through public or private equity offerings and debt financings, strategic collaborations and licensing arrangements. If we raise additional funds by issuing additional equity securities, our stockholders will experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration, strategic alliance or licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies or product candidates, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.
Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.
Our consolidated financial statements as of September 30, 2014 were prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring and expected continuing future losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. While we have access to certain amounts of financing through our At-the-Market Issuance Sales Agreement, or the sales agreement, with MLV & Co., LLC, or MLV, and our stock purchase agreement with Lincoln Park Capital Fund, LLC, or LPC, there are certain factors, such as volume of trading in our common stock, our stock price and the ability to terminate the agreement with notice, which limit the amount that can be raised in a short period of time through our agreement with LPC. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our short operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.
We commenced active operations in January 2004. Our operations to date have been limited to organizing and staffing our company, developing and securing our technology and undertaking preclinical studies and clinical trials of our product candidates. We have limited experience completing large-scale, pivotal clinical trials and we have not yet demonstrated our ability to obtain regulatory approval to market a product, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.
In addition, as a relatively new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We may need to transition from a company with a research focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

Risks Related to the Development and Commercialization of Our Product Candidates
We have depended heavily on the success of our ultra-rapid-acting mealtime insulin development program.
We have invested a significant portion of our efforts and financial resources in the development of our ultra-rapid-acting insulin product candidates. The FDA concluded that the results from our completed pivotal Phase 3 clinical trials of Linjeta™ were not sufficient to obtain marketing approval for the Linjeta™ formulation. We therefore chose to study newer formulations in earlier stage clinical trials. Clinical trials of our first two new RHI-based formulations, BIOD-105 and BIOD-107, did not achieve satisfactory results. If we are not able to develop alternative RHI- or insulin-analog based formulations with desirable pharmacokinetic, pharmacodynamic, stability and injection site toleration characteristics, or experience significant delays in doing so, then our business may be materially harmed. For example, while BIOD-531, our lead candidate for a concentrated ultra-rapid-acting RHI-based formulation, demonstrated pharmacokinetic, pharmacodynamic and injection site toleration characteristics consistent with our target product profile in two earlier stage, single-dose, clinical trials, we have not studied BIOD-531 in multi-dose outpatient clinical trials.
The results of our earlier stage clinical trials may not be predictive of results we may generate in later stage clinical trials, which may be more representative of the product candidate’s intended use as a long-term therapy. Additionally, we have manufactured a limited number of larger-scale batches of BIOD-531 from which to generate real-time stability data.
Our development of an RHI- or insulin analog-based formulation may not be successful; some formulations may have different regulatory requirements to obtain marketing approval from the FDA.
While we have significant experience with the technology we use to develop ultra-rapid-acting insulin formulations, we cannot assure you that our program to advance RHI- or insulin analog-based formulations will be successful or will offer improvements over the Linjeta™ formulation that we submitted to the FDA in our NDA. Some of our formulations offer advantages in terms of injection site toleration, but may not perform as well as the Linjeta™ formulation in terms of the overall pharmacokinetic and pharmacodynamic profile. Some of our insulin analog-based formulations under development appear to be absorbed as rapidly as Linjeta™, but are less stable in accelerated testing. For example, BIOD-238 and BIOD-250 do not demonstrate stability characteristics consistent with our target product profile. Accordingly, we are continuing our formulation development work to improve the stability characteristics of our ultra-rapid-acting insulin analog-based formulations. We may be unable to develop new RHI- or insulin analog-based formulations with pharmacokinetic, pharmacodynamic, stability and injection site toleration characteristics that are acceptable to us, a potential strategic partner or the FDA.
Furthermore, the regulatory requirements for any alternate formulation may not meet our expectations or may be different from those applicable to the formulation of Linjeta™ submitted in our NDA. For example, advancing any formulation based on an insulin analog may necessitate our conducting additional toxicology work prior to initiation of clinical trials in the United States. While BIOD-238 and BIOD 250, which are formulated by adding our proprietary excipients to the marketed presentation of Humalog®, were the subject of a Phase 1 clinical trial in Australia, we expect that we would need to conduct toxicology studies before advancing our insulin analog-based formulations into a Phase 1 clinical trial in the United States.
Our development of a glucagon rescue product candidate may not be successful; we have limited experience with developing drug-device combination products and rely heavily on the performance of third parties collaborators and consultants.
Our experience with the manufacture, testing and analysis of pharmaceutical preparations of glucagon in preclinical studies is limited, and we have not yet concluded any clinical trials using glucagon as an active pharmaceutical ingredient. Additionally, we have never prepared or submitted an NDA to the FDA for a drug-device combination product, such as our GEM product candidate, and we therefore rely heavily on the expertise of third-party collaborators and consultants, such as Unilife, which is responsible for the design and the development phase manufacturing of the GEM device, as well as for the device-specific portions of any NDA we may submit to the FDA. If we, or our consultants and collaborators, do not adequately anticipate or address technical and regulatory challenges that we may face in the development of our GEM product candidate, our business may be significantly harmed. For example, we have recently experienced delays in the development work for our GEM product candidate due to the inability of Unilife to produce registration lots of the final device according to previously projected timelines. As a result, our plans to submit an NDA for our GEM product candidate have been delayed, and we now anticipate filing an NDA for our GEM product candidate in the first half of calendar year 2016.
The results of preclinical testing and clinical trials do not ensure success in future clinical trials or commercial success.
We have completed and released the results of our two pivotal Phase 3 clinical trials of Linjeta™. We have not completed the development of any products through commercialization. In October 2010, the FDA notified us that it would not approve our NDA for the Linjeta™ formulation, and we subsequently advanced alternate formulations, including BIOD-105, BIOD-107, BIOD-123, BIOD-125, BIOD-238, BIOD-250 and BIOD-531 into the clinic and discontinued development of earlier formulations of Linjeta™. The outcomes of preclinical testing and clinical trials of our product candidates may not be predictive of the success of future clinical. For example, despite promising preclinical data, BIOD-105 and BIOD-107 did not meet our preferred target product profile in Phase 1 clinical trials, and we discontinued development of these formulations. In addition, interim or preliminary results of a clinical trial do not necessarily predict final results. We cannot assure you that the clinical trials of any of our product candidates will ultimately be successful. New information regarding the safety, efficacy, toleration and stability may arise that may be less favorable than the data observed to date.
If we are not successful in commercializing any of our product candidates, or are significantly delayed in doing so, our business will be materially harmed. The commercial success of our product candidates will depend on several factors, including the following:
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successful completion of preclinical development and clinical trials;

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our ability to identify and enroll patients who meet clinical trial eligibility criteria;

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receipt of marketing approvals from the FDA and similar regulatory authorities outside the United States;

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establishing that, with regard to our ultra-rapid-acting insulin formulations, the formulations are well-tolerated in chronic use;

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establishing that, with regard to our GEM product candidate, the commercial presentation can be administered effectively by patient caregivers with limited or no training;

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establishing commercial manufacturing capabilities through arrangements with third-party manufacturers;

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launching commercial sales of the products, whether alone or in collaboration with others;

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competition from other products; and

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continued acceptable safety profiles of the products following approval.

If our clinical trials are delayed or do not produce positive results, we may incur additional costs and ultimately be unable to commercialize our product candidates.
Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials for ultra rapid acting insulin or GEM product candidates could occur at any stage of testing. We may experience numerous unforeseen events during our clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:
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the number of patients required for our clinical trials may be larger than we anticipate, enrollment in our clinical trials may be slower than we currently anticipate, or participants may drop out of our clinical trials at a higher rate than we anticipate, any of which would result in significant delays;

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our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

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we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

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regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

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the cost of our clinical trials may be greater than we anticipate;

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the supply, stability or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate; and

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the effects of our product candidates may not be the desired effects, may include undesirable side effects or the product candidates may have other unexpected characteristics.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:
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be delayed in obtaining or discontinue our efforts to obtain marketing approval;

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not be able to obtain marketing approval;

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obtain approval for indications that are not as broad as intended; or

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have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether any preclinical tests or clinical trials will begin as planned, will need to be redesigned or will be completed on schedule, if at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates and may harm our business and results of operations.
If our product candidates are found to cause undesirable side effects we may need to delay or abandon our development and commercialization efforts.
Any undesirable side effects that might be caused by our product candidates could interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications. In addition, if any of our product candidates receive marketing approval and we or others later identify undesirable side effects caused by the product, we could face one or more of the following:
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a change in the labeling statements or withdrawal of FDA or other regulatory approval of the product;

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a change in the way the product is administered; or

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the need to conduct additional clinical trials.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating significant revenues from its sale.
The commercial success of any product candidates that we may develop will depend upon the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community.
Any products that we bring to the market may not gain market acceptance by physicians, patients, healthcare payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. Physicians will not recommend our product candidates until clinical data or other factors demonstrate the safety and efficacy of our product candidates as compared to other treatments. Even if the clinical safety and efficacy of our product candidates are established, physicians may elect not to recommend these product candidates for a variety of reasons including the reimbursement policies of government and third-party payors, the effectiveness of our competitors in marketing their products and the possibility that patients may experience more injection site discomfort than they experience with competing products.
The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:
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the willingness and ability of patients and the healthcare community to adopt our products;

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the ability to manufacture our product candidates in sufficient quantities with acceptable quality and to offer our product candidates for sale at competitive prices;

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the perception of patients and the healthcare community, including third-party payors, regarding the safety, efficacy and benefits of our product candidates compared to those of competing products or therapies;

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the convenience and ease of administration of our product candidates relative to existing treatment methods;

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the label and promotional claims allowed by the FDA, such as, in the case of an RHI- or insulin analog-based formulation, claims relating to glycemic control, hypoglycemia, weight gain, injection site discomfort, expiry dating and required handling conditions;

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the pricing and reimbursement of our product candidates relative to existing treatments; and

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marketing and distribution support for our product candidates.

Our ultra-rapid-acting insulin formulations have not yet been shown to be clinically superior to existing rapid-acting insulin analogs or other marketed comparators, such as Humulin® R U-500 and Humalog® Mix 75/25. It may be difficult for us to demonstrate superiority in the future because we anticipate that the primary endpoint of any pivotal clinical trial that we might conduct with an ultra-rapid-acting insulin product candidate would be non-inferiority to the comparator drug product. In addition, we are aware of other companies with expertise in protein stabilization that are developing liquid presentations of stable glucagon. If these formulations are presented in devices that are easier to use than our GEM device, our GEM product candidate, even if approved by the FDA, may not achieve commercial success.
The successful development of our product candidates may depend upon our ability to collaborate with or license technology from third parties.
BIOD-531 is at an early stage of development. In order for us to meet our projected milestones for this program, we must obtain a reliable source of active pharmaceutical ingredient and other related materials and supplies, including insulin injection devices or syringes that may be unique to BIOD-531 and its insulin concentration. In addition, with regard to our GEM product candidate, we are dependent upon proprietary licenses and supply arrangements we have with third parties, such as Unilife, which is responsible for designing and manufacturing the GEM device, as well as delivering three registration lots of the filled and finished GEM device required for submitting an NDA to the FDA. If we are unable to establish or maintain these licenses and supply arrangements, our efforts to commercialize our product candidates may be materially harmed.
If we fail to enter into strategic collaborations for the commercialization of our product candidates or if our collaborations are unsuccessful, we may be delayed in our commercialization efforts; we may be required to establish our own sales, marketing, manufacturing and distribution capabilities which will be expensive, require additional capital we do not currently have, and could delay the commercialization of our product candidates and have a material and adverse effect on our business; we cannot commercialize our insulin analog-based formulations until all applicable third-party patents have expired.
We cannot commercialize on our own any insulin analog-based formulation in the United States until 2014 at the earliest, when the patents covering the currently marketed insulin analogs first begin to expire. Therefore, our current strategy for developing, manufacturing and commercializing our product candidates includes securing collaborations with leading pharmaceutical and biotechnology companies, including those that hold patents covering the currently marketed insulin analogs. To date, we have not entered into any out-licensing collaborations with pharmaceutical or biotechnology companies. We face significant competition in seeking appropriate collaborators. In addition, collaboration agreements are complex and time-consuming to negotiate, document and implement. For all these reasons, it may be difficult for us to find third parties that are willing to enter into collaborations on economic terms that are favorable to us, or at all. Even if we do enter into any such collaboration, the collaboration may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. It is likely that our collaborators will have significant discretion in determining the efforts and resources that they will apply to these collaborations.
If we fail to enter into collaborations, or if our collaborations are unsuccessful, we may be required to establish our own direct sales, marketing, manufacturing and distribution capabilities. Establishing these capabilities can be time-consuming and expensive and we have little experience in doing so. Because of our size, we would be at a disadvantage to our potential competitors to the extent they collaborate with large pharmaceutical companies that have substantially more resources than we do. As a result, we would not initially be able to field a sales force as large as our competitors or provide the same degree of market research or marketing support. In addition, our competitors would have a greater ability to devote research and development resources toward expansion of the indications for their products. We cannot assure our investors that we will succeed in entering into acceptable collaborations, that any such collaboration will be successful or, if not, that we will successfully develop our own sales, marketing and distribution capabilities.
If we are unable to obtain adequate reimbursement from governments or third-party payors for any products that we may develop or if we are unable to obtain acceptable prices for those products, they may not be purchased or used and our revenues and prospects for profitability will suffer.
Our future revenues and profits will depend heavily upon the availability of adequate reimbursement for the use of any approved product candidates from governmental and other third-party payors, both in the United States and in other markets. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:
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a covered benefit under its health plan;

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safe, effective and medically necessary;

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appropriate for the specific patient;

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cost-effective; and

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neither experimental nor investigational.

Obtaining reimbursement approval for a product from each government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to gain acceptance with respect to reimbursement. Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or comparable authorities. In addition, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs.
Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent.
Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.
In some countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.
We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
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decreased demand for any product candidates or products that we may develop;

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injury to our reputation;

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withdrawal of clinical trial participants;

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costs to defend the related litigation;

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substantial monetary awards to trial participants or patients;

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loss of revenue; and

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the inability to commercialize any products that we may develop.

We currently carry global liability insurance that we believe is sufficient to cover us from potential damages arising from past or future clinical trials of our ultra-rapid-acting insulin formulations and other product candidates that we may advance into the clinic. The amount of insurance that we currently hold may not be adequate to cover all liabilities that we may incur. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for any products. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost. If losses from product liability claims exceed our liability insurance coverage, we may ourselves incur substantial liabilities. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and, if so, our business and results of operations would be harmed.
We face substantial competition in the development of our product candidates which may result in others developing or commercializing products before or more successfully than we do.
We are engaged in segments of the pharmaceutical industry that are characterized by intense competition and rapidly evolving technology. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs that target endocrine disorders. We face, and expect to continue to face, intense and increasing competition as new products enter the market and advanced technologies become available.
If approved, our GEM product candidate would face significant competition. Eli Lilly and Novo Nordisk currently market injectable glucagon rescue kit products. We are aware of several glucagon rescue product candidates in early stage development, such as a potentially competitive auto-injector device being developed by Enject Corporation that integrates glucagon powder and a diluent into a dual-chamber cartridge within that device. Xeris Corporation, or Xeris, is developing glucagon formulations that are stabilized using non-aqueous solvents to suppress glucagon fibrillation. At the 2014 Annual Meeting of the American Diabetes Association, Xeris presented data from a Phase 2, double-blind, crossover, comparative pharmacology study in healthy non-diabetic volunteers in which the Xeris candidate formulation demonstrated pharmacodynamic bioequivalence to a marketed comparator (although the pharmacokinetic profiles of the 2 glucagon formulations were significantly different). In addition, other companies with expertise in protein stabilization, including Latitude Pharmaceuticals, have announced that they have developed a stable glucagon formulation using FDA-approved injectable ingredients. We believe that an intranasal formulation of glucagon is being studied in one or more clinical trials, as is a glucagon formulation delivered intra-dermally by a micro needle patch. All of these programs utilize the same active pharmaceutical ingredient as the stable glucagon presentations that we are developing and offer, or may offer, presentations allowing for room temperature storage. In addition, Eli Lilly, Novo Nordisk and Zealand Pharma A/S, a pharmaceutical company based in Denmark, may be developing glucagon analogs, which may also offer advantages over our stable glucagon presentations.

If approved, the primary competition for our BIOD-123 ultra-rapid-acting insulin product candidate will be rapid-acting mealtime injectable insulins. There are several approved injectable rapid-acting mealtime insulin analogs currently on the market including Humalog®, marketed by Eli Lilly and Company, NovoLog®, marketed by Novo Nordisk, and Apidra®, marketed by Sanofi. These rapid-acting insulin analogs provide improvement over “regular” mealtime insulin, including faster subcutaneous absorption, an earlier and greater insulin peak and more rapid post-peak decrease. Both Humalog® and NovoLog® have limited remaining patent protection in the United States and Europe. The possible introduction of lower priced brands or substitutable generic versions of these products could negatively impact the revenue potential of our ultra-rapid-acting product candidates should any be approved.
In addition, other development stage insulin formulations may be approved and compete with BIOD-123. Halozyme Therapeutics, Inc. has conducted a Phase 1 and multiple Phase 2 clinical trials of RHI, lispro (the insulin analog in Humalog®) and aspart (the insulin analog in NovoLog®) in combination with a recombinant human hyaluronidase enzyme and has reported that in each case the combination yielded pharmacokinetics and glucodynamics that better mimicked physiologic mealtime insulin release and activity than RHI, Humalog® or NovoLog® alone. Novo Nordisk has initiated clinical development of an insulin analog intended to provide faster onset of action than the currently available rapid-acting insulin analogs and is studying candidate formulations in Phase 3 clinical trials. A French biotechnology company, Adocia Inc., announced positive preliminary results in September 2014 from a Phase 2a dose response clinical trial evaluating an “ultra-fast” formulation of insulin lispro. Furthermore, the company announced plans to develop a concentrated formulation of insulin lispro using its absorption enhancing technologies. In December 2014, Adocia Inc. announced that it had entered into a worldwide licensing partnership with Eli Lilly to develop an ultra-rapid-acting insulin to treat patients with Type 1 and Type 2 diabetes.
Our concentrated ultra-rapid acting insulin product candidate, BIOD-531, if approved, would face significant competition from insulin formulations currently on the market and, potentially, from development stage insulin formulations and other treatment systems. Humulin® R U-500 is commonly used to treat diabetes patients with severe insulin resistance, and pre-mixed insulins, such as Humalog® Mix 75/25, is commonly used to treat diabetes patients and lesser degrees of insulin resistance. Newer combination products may also compete with BIOD-531. For example, a combination of insulin degludec, an ultra-long-acting basal insulin developed by Novo Nordisk, and NovoLog® is approved in Europe and may be approved in the United States within the next few years. Also, combinations of basal insulin and GLP-1 analogs have either been approved or are in later stages of development; these products are believed to offer some measure of postprandial glucose control in addition to the control offered by a basal insulin. Furthermore, Thermalin Diabetes, LLC, has announced plans to develop a novel concentrated insulin-analog based formulation with fast absorption.
Several companies are also developing or marketing alternative insulin systems for diabetes, including Afrezza® an inhalable mealtime insulin product from MannKind Corporation, which was approved by the FDA in July 2014. In September 2014 MannKind Corporation announced the closing of a worldwide exclusive collaboration and licensing agreement with Sanofi for the development and commercialization of Afrezza® for adults with Type 1 and Type 2 diabetes. An inhaled insulin could reduce the overall market for injectable mealtime insulin.
Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Our competitors may develop products that are more effective, safer, more convenient or less costly than any that we are developing or that would render our product candidates obsolete or non-competitive. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours.
Many of our potential competitors have:
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significantly greater financial, technical and human resources than we have and may be better equipped to discover, develop, manufacture and commercialize product candidates;

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more extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products;

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product candidates that have been approved or are in late-stage clinical development; or

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collaborative arrangements in our target markets with leading companies and research institutions.

Our product candidates may be rendered obsolete by technological change.
The rapid rate of scientific discoveries and technological changes could result in one or more of our product candidates becoming obsolete or noncompetitive. For several decades, scientists have attempted to improve the bioavailability of injected formulations and to devise alternative non-invasive delivery systems for the delivery of drugs such as insulin. Our product candidates will compete against many products with similar indications. Our future success will depend not only on our ability to develop our product candidates, but also on our ability to maintain market acceptance against emerging industry developments. We cannot assure current or prospective stockholders that we will be able to do so.
Our business activities involve the storage and use of hazardous materials, which require compliance with environmental and occupational safety laws regulating the use of such materials. If we violate these laws, we could be subject to significant fines, liabilities or other adverse consequences.
Our research and development work and manufacturing processes involve the controlled storage and use of hazardous materials, including chemical and biological materials. Our operations also produce hazardous waste products. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials. Although we believe that our safety procedures for handling and disposing of such materials and waste products comply in all material respects with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident or failure to comply with environmental laws, we could be held liable for any damages that may result, and any such liability could fall outside the coverage or exceed the limits of our insurance. In addition, we could be required to incur significant costs to comply with environmental laws and regulations in the future or pay substantial fines or penalties if we violate any of these laws or regulations. Finally, current or future environmental laws and regulations may impair our research, development or production efforts.
Risks Related to Our Dependence on Third Parties
Use of third parties to manufacture our product candidates may increase the risks that we will not have sufficient quantities of our product candidates or such quantities at an acceptable cost, or that our contract manufacturers will not be able to manufacture our products in their final dosage form. In any such case, clinical development and commercialization of our product candidates could be delayed, prevented or impaired.
We do not currently own or operate manufacturing facilities for commercial production of our product candidates. We have limited experience in drug manufacturing and we lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. Our current strategy is to outsource to third parties all of the manufacturing required for our product candidates, including the component parts of the GEM device and activities associated with assembling, filling, finishing and packaging that device.
Under our customization and commercial supply agreement with Unilife, Unilife will develop and be the sole supplier of the GEM device. Additionally, Unilife is responsible for delivering three registration lots of the filled and finished GEM device required for submitting an NDA to the FDA. The initial term of our agreement with Unilife will expire in 2028.
We have entered into a manufacturing agreement with Emergent BioSolutions, or Emergent, under which Emergent will fill and finish the GEM device, using lyophilized glucagon and an aqueous diluent. During the term of our agreement with Emergent following validation of the manufacturing process, we are required to purchase, and Emergent is obligated to deliver to us, one manufactured lot of the GEM device every quarter. However, we would likely require additional manufacturing capacity in order for any commercial launch of our GEM product candidate to be successful.

With regard to our ultra-rapid-acting insulin formulations, including BIOD-531, we have recently relied on the University of Iowa for manufacturing services. We do not have any commercial manufacturing agreements in place with third parties to support these product candidates.
Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates or products ourselves, including:
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reliance on the third party for regulatory compliance and quality assurance;

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the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

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the possible refusal by or inability of the third party to support our manufacturing programs in a time frame that we would otherwise prefer.

Our manufacturers may not be able to comply with current good manufacturing practice, or cGMP, regulations or other regulatory requirements or similar regulatory requirements outside the United States. Our manufacturers are subject to unannounced inspections by the FDA, state regulators and similar regulators outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.
Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing for us and willing to do so. If the third parties that we engage to manufacture product for our clinical trials should cease to continue to do so for any reason, we likely would experience delays in advancing these trials while we identify and qualify replacement suppliers and we may be unable to obtain replacement supplies on terms that are favorable to us. In addition, if we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.
Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that receive regulatory approval on a timely and competitive basis.
We rely on third parties for design and engineering expertise relating to the development of devices we may use to administer the pharmaceutical preparations of our product candidates.
The success of certain of our product candidates is likely to depend heavily on the design of the devices being used for the administration of our pharmaceutical preparations. For example, the GEM device, which is based on an existing technology platform developed by Unilife Corporation, is being customized by Unilife for use in an emergency situation. We do not have internal engineering expertise relating to medical devices, and we therefore rely on Unilife to provide such expertise. If our collaboration with Unilife is not successful in this regard, our program to develop our GEM product candidate will be materially harmed. Additionally, in order to maximize the commercial potential of our ultra-rapid-acting insulin product candidates, we will likely depend on one or more manufacturers of insulin pen injection devices or syringes to supply us with a commercially acceptable device. To date, we have not entered into any agreements for the supply of insulin pen injection devices or syringes, and we cannot assure you that any such devices will be available on terms that will be acceptable to us, if at all.
We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet established timelines for the completion of such trials.
We do not independently conduct clinical trials of our product candidates. We rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to enroll qualified patients and conduct our clinical trials. Our reliance on these third parties for clinical development activities reduces our control over these activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.
If our suppliers of active pharmaceutical ingredients and other production materials fail to deliver materials and provide services needed for the production of our product candidates in a timely and sufficient manner, or if they fail to comply with applicable regulations, clinical development or regulatory approval of our product candidates, commercialization of our products could be delayed, producing additional losses and depriving us of potential product revenue.
We need access to sufficient, reliable and affordable supplies of insulin, glucagon and other materials, such as vials, cartridges, prefilled syringes and, potentially, drug injection devices, for which we rely on various suppliers. We also must rely on those suppliers to comply with relevant regulatory and other legal requirements, including the production of insulin and glucagon in accordance with cGMP. We can make no assurances that our suppliers will comply with cGMP.
We have entered into a commercial supply agreement with Bachem AG for the supply of all of the glucagon we will need for the testing and manufacturing of our GEM product candidate. The initial term of our agreement with Bachem AG will expire in July 2017. We believe that the quantities of glucagon that we have rights to acquire under this agreement will be sufficient to allow us to complete our current and anticipated future clinical trials of our GEM product candidate and to support any commercial launch of the product candidate.
We have terminated an earlier supply agreement with N.V. Organon (subsequently acquired by Amphastar Pharmaceuticals, Inc., a specialty pharmaceutical development and manufacturing company), under which we have purchased the RHI we have used to formulate all of our RHI-based product candidates. We intend to use existing supplies of RHI to support the further development of BIOD-531, as well as enter into one or more development stage RHI supply agreements, as necessary. We do not have any plans, however, to commit to quantities of RHI that may be required to support the commercial launch of one or more of our RHI-based product candidates.
If we are unable to procure sufficient quantities of glucagon or insulin from our current or any future supplier, if supply of RHI, glucagon and other materials otherwise becomes limited, or if our suppliers do not meet relevant regulatory requirements, and if we were unable to obtain these materials in sufficient amounts, in a timely manner and at reasonable prices, we could be delayed in the manufacturing and possible commercialization of our product candidates, which may have a material adverse effect on our business. We would incur substantial costs and manufacturing delays if our suppliers are unable to provide us with products or services approved by the FDA or other regulatory agencies.
Risks Related to Our Intellectual Property
If we are unable to protect our intellectual property rights, our competitors may develop and market similar or identical products that may reduce demand for our products, and we may be prevented from establishing collaborative relationships on favorable terms.
The following factors are important to our success:
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receiving patent protection for our product candidates;

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maintaining our trade secrets;

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not infringing on the proprietary rights of others; and

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preventing others from infringing on our proprietary rights.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We try to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of pharmaceutical companies involves complex legal and factual questions, the issuance, scope and enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide any protection against competitors.
In June 2012 we entered into an agreement with Aegis Therapeutics, LLC, or Aegis, to acquire an exclusive, sublicensable, worldwide license to the protein stabilization technology that we are using in the development of our stable liquid glucagon formulations. Under the terms of the agreement, Aegis will prepare, file, prosecute and maintain patents and patent applications that are specific to our stable glucagon presentations in jurisdictions that we may designate from time to time.
Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If patents do not issue with claims encompassing our products, our competitors may develop and market similar or identical products that compete with ours. Even if patents are issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Failure to obtain effective patent protection for our technology and products may reduce demand for our products and prevent us from establishing collaborative relationships on favorable terms.
The individual active and inactive ingredients in our ultra-rapid-acting insulin formulations and our stable glucagon presentations have been known and used for many years and, therefore, are no longer subject to patent protection, except in proprietary combinations. Accordingly, our patent and pending applications are directed to the particular formulations of these ingredients in our products, and to their use. Although we believe our formulations and their uses are or will be patented and provide a competitive advantage, our patents may not prevent others from marketing formulations using the same active and inactive ingredients in different combinations.
We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as potential corporate partners, collaborators, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information or our competitors may learn of the information in some other way. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.
The laws of many foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Accordingly, the fact that we have obtained certain patent rights in the United States does not guarantee that we will be able to obtain the same or similar rights elsewhere. Even if we are granted patents in foreign countries, we cannot guarantee that we will be able to enforce our rights effectively.
We may become involved in lawsuits and administrative proceedings to protect, defend or enforce our patents that would be expensive and time-consuming.
In order to protect or enforce our patent rights, we may initiate patent litigation against third parties in the United States or in foreign countries. In addition, we may be subject to certain opposition proceedings conducted in patent and trademark offices challenging the validity of our patents and may become involved in future opposition proceedings challenging the patents of others. For example, in late July 2013, a third party initiated administrative proceedings to oppose EP2319500 and EP2106790, two of our more recent patents that have been granted by the European Patent Office in connection with our ultra-rapid-acting insulin formulations. While we were successful in defending the opposition before the Opposition Division of the European Patent Office in October 2014 through an amendment to the specification, the parties have appealed the European Patent Office’s decisions. The defense of intellectual property rights, including patent rights, through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings can be costly and can divert our technical and management personnel from their normal responsibilities. Such costs increase our operating losses and reduce our resources available for development activities. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation and despite protective orders entered by the court, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.
Claims by other parties that we infringe or have misappropriated their proprietary technology may result in liability for damages, royalties, or other payments, or stop our development and commercialization efforts.
Competitors and other third parties may initiate patent litigation against us in the United States or in foreign countries based on existing patents or patents that may be granted in the future. Many of our competitors may have obtained patents covering products and processes generally related to our products and processes, and they may assert these patents against us. Moreover, there can be no assurance that these competitors have not sought or will not seek additional patents that may cover aspects of our technology. As a result, there is a greater likelihood of a patent dispute than would be expected if our competitors were pursuing unrelated technologies.
While we conduct patent searches to determine whether the technologies used in our products infringe patents held by third parties, numerous patent applications are currently pending and may be filed in the future for technologies generally related to our technologies, including many patent applications that remain confidential after filing. Due to these factors and the inherent uncertainty in conducting patent searches, there can be no guarantee that we will not violate third-party patent rights that we have not yet identified.
There may be U.S. and foreign patents issued to third parties that relate to aspects of our product candidates. There may also be patent applications filed by these or other parties in the United States and various foreign jurisdictions that relate to some aspects of our product candidates, which, if issued, could subject us to infringement actions. The owners or licensees of these and other patents may file one or more infringement actions against us. In addition, a competitor may claim misappropriation of a trade secret by an employee hired from that competitor. Any such infringement or misappropriation action could cause us to incur substantial costs defending the lawsuit and could distract our management from our business, even if the allegations of infringement or misappropriation are unwarranted. A need to defend multiple actions or claims could have a disproportionately greater impact. In addition, either in response to or in anticipation of any such infringement or misappropriation claim, we may enter into commercial agreements with the owners or licensees of these rights. The terms of these commercial agreements may include substantial payments, including substantial royalty payments on revenues received by us in connection with the commercialization of our products.
Payments under such agreements could increase our operating losses and reduce our resources available for development activities. Furthermore, a party making this type of claim could secure a judgment that requires us to pay substantial damages, which would increase our operating losses and reduce our resources available for development activities. A judgment could also include an injunction or other court order that could prevent us from making, using, selling, offering for sale or importing our products or prevent our customers from using our products. If a court determined or if we independently concluded that any of our products or manufacturing processes violated third-party proprietary rights, our clinical trials could be delayed and there can be no assurance that we would be able to reengineer the product or processes to avoid those rights, or to obtain a license under those rights on commercially reasonable terms, if at all.
Risks Related to Regulatory Approval of Our Product Candidates
If the FDA does not believe that our product candidates satisfy the requirements for the Section 505(b)(2) approval procedure, or if the requirements for our product candidates under Section 505(b)(2) are not as we expect, the approval pathway will take longer and cost more than anticipated and in either case may not be successful.
We believe our ultra-rapid-acting insulin formulations and our stable glucagon presentation for use as a rescue product qualify for approval under Section 505(b)(2) of the FFDCA. Because we are developing new formulations of previously approved chemical entities, such as insulin and glucagon, our drug approval strategy is to submit Section 505(b)(2) NDAs to the FDA. We plan to pursue similar routes for submitting applications for our product candidates in foreign jurisdictions if available. The FDA may not agree that our product candidates are approvable pursuant to Section 505(b)(2) NDAs. There is no specific guidance available for Section 505(b)(2) NDAs for insulin or glucagon. In addition, while there is precedent for a glucagon product being approved under a Section 505(b)(2) NDA, we are not aware of any insulin product that has been approved under a Section 505(b)(2) NDA. If the FDA determines that Section 505(b)(2) NDAs are not appropriate and that full NDAs are required for our product candidates, the time and financial resources required to obtain FDA approval for our product candidates could substantially and materially increase, and our product candidates might be less likely to be approved. If the FDA requires full NDAs for our product candidates, or requires more extensive testing and development for some other reason, our ability to compete with alternative products that arrive on the market more quickly than our product candidates would be adversely impacted.
Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years certain pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2). If the FDA’s interpretation of Section 505(b)(2) is successfully challenged in court, the FDA may be required to change its interpretation of Section 505(b)(2) which could delay or even prevent the FDA from approving any Section 505(b)(2) NDA that we submit. The pharmaceutical industry is highly competitive, and it is not uncommon for a manufacturer of an approved product to file a citizen petition with the FDA seeking to delay approval of, or impose additional approval requirements for, pending competing products. If successful, such petitions can significantly delay, or even prevent, the approval of the new product. Moreover, even if the FDA ultimately denies such a petition, the FDA may substantially delay approval while it considers and responds to the petition.
Even if one of our product candidates is approved under Section 505(b)(2), the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product.
Any product for which we obtain marketing approval could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.
Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other state and federal regulatory authorities. These requirements include, in the case of the FDA, submissions of safety and other post-marketing information and reports, registration requirements, cGMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. In addition, if any of our product candidates are approved, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription drug products. In particular, a drug may not be promoted in a misleading manner or for uses that are not approved by the FDA as reflected in the product’s approved labeling. The FDA and other state and federal entities actively enforce the laws and regulations prohibiting misleading promotion and the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.
Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with state or federal regulatory requirements, may result in actions such as:
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restrictions on such products’ manufacturers or manufacturing processes;

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restrictions on the marketing or distribution of a product;

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requirements that we conduct new studies, make labeling changes, and implement Risk Evaluation and Mitigation Strategies;

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warning letters;

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withdrawal of the products from the market;

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refusal to approve pending applications or supplements to approved applications that we submit;

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recall of products;

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fines, restitution or disgorgement of profits or revenue;

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suspension or withdrawal of regulatory approvals;

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refusal to permit the import or export of our products;

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product embargo and/or seizure;

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injunctions; or

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imposition of civil or criminal penalties.

Changes in law, regulations, and policies may preclude approval of our product under a 505(b)(2) or make it more difficult and costly for us to obtain regulatory approval of our product candidates and to produce, market and distribute our existing products.
In March 2010, the President signed into law legislation creating an abbreviated pathway for approval under the Public Health Service Act, or PHS Act, of biological products that are similar to other biological products that are approved under the PHS Act. This legislation also expanded the definition of biological product to include proteins such as insulin. The new law contains transitional provisions governing protein products such as insulin that, under certain circumstances, might permit companies to seek approval for their insulin products as biologics under the PHS Act and might require that Biodel’s product be approved under the PHS Act rather than in a 505(b)(2) NDA. We would be unlikely to pursue approval of our product candidates if we were required to seek approval under the PHS Act rather than in a 505(b)(2) NDA.
In addition, the federal and state laws, regulations, policies or guidance may change in a manner that could prevent or delay regulatory approval of our product candidates or further restrict or regulate post-approval activities. It is impossible to predict whether additional legislative changes will be enacted, or FDA regulations, guidance or interpretations implemented or modified, or what the impact of such changes, if any, may be.
Failure to obtain regulatory approval in international jurisdictions would prevent us from marketing our products abroad.
We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales and distribution of our products. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The regulatory approval processes outside the United States may include all of the risks associated with obtaining FDA approval, as well as additional risks. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.
Reports of side effects or safety concerns in related technology fields or in other companies’ clinical trials could delay or prevent us from obtaining regulatory approval or negatively impact public perception of our product candidates.
At present, there are a number of clinical trials being conducted by us and by other pharmaceutical companies involving insulin or insulin delivery systems. The major safety concern with patients taking insulin is the occurrence of hypoglycemic events. If we discover that our product is associated with a significantly increased frequency of hypoglycemic or other adverse events, or if other pharmaceutical companies announce that they observed frequent or significant adverse events in their trials involving insulin or insulin delivery systems, we could encounter delays in the commencement or completion of our clinical trials or difficulties in obtaining the approval of our product candidates. In addition, the public perception of our products might be adversely affected, which could harm our business and results of operations, even if the concern relates to another company’s product.
Risks Related to Employee Matters and Managing Growth
Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.
We are highly dependent on Errol De Souza, our President and Chief Executive Officer, Gary Gemignani, our Chief Financial Officer and Dr. Alan Krasner, our Chief Medical Officer. The loss of the services of any of these persons might impede the achievement of our research, development and commercialization objectives. Replacing key employees may be difficult and time-consuming because of the limited number of individuals in our industry with the skills and experiences required to develop, gain regulatory approval of and commercialize our product candidates successfully. We generally do not maintain key person life insurance to cover the loss of any of our employees.
Recruiting and retaining qualified scientific personnel, clinical personnel and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms, if at all, given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from other companies, universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.
We may expand our development, regulatory and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.
If our development and commercialization plans for any of our product candidates are successful, we may experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of manufacturing, clinical trials management, and regulatory affairs. To manage our possible future growth, we must continue to implement and improve our managerial, operational and financial systems and continue to recruit and train additional qualified personnel. Due to our limited financial resources we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Risks Related to Our Common Stock
Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our corporate charter and bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.
Among others, these provisions:
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establish a classified board of directors such that not all members of the board are elected at one time;

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allow the authorized number of our directors to be changed only by resolution of our board of directors;

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limit the manner in which stockholders can remove directors from the board;

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establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

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require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

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limit who may call stockholder meetings;

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authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a stockholder rights plan or “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

•
require the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Because our stock price is volatile, purchasers of our common stock could incur substantial losses.
Our stock price has been and may continue to be volatile. The stock market in general and the market for biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including:
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results of clinical trials of our product candidates or those of our competitors;

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regulatory or legal developments in the United States and other countries;

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variations in our financial results or those of companies that are perceived to be similar to us;

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developments or disputes concerning patents or other proprietary rights;

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the recruitment or departure of key personnel;

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changes in the structure of healthcare payment systems;

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market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

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general economic, industry and market conditions; and

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the other factors described in this “Risk Factors” section.

Our outstanding warrants may be exercised, and our outstanding shares of preferred stock may be converted, in the future, which would increase the number of shares in the public market and result in dilution to our stockholders.
As a result of our May 2011 registered direct offering and June 2012 private placement, we have outstanding warrants to purchase 2,256,929 shares of our common stock at $9.92 per share and 2,749,469 shares of our common stock at $2.66 per share. The $9.92 per share warrants expire in May 2016 and the $2.66 per share warrants expire in June 2017. We also have outstanding shares of Series B preferred stock that are convertible into 1,950,000 shares of common stock. In June and September 2013 an aggregate of 1,655,607 shares of Series B preferred stock were converted into an equal number of shares of common stock. The exercise of these warrants for, or the conversion of shares of Series B preferred stock into, shares of common stock would be substantially dilutive to the outstanding shares of common stock. Any dilution or potential dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock.
We have never paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future.
We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, we do not expect to pay any cash dividends in the foreseeable future, and payment of cash dividends, if any, will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. Capital appreciation, if any, of our common stock will be investors’ sole source of gain for the foreseeable future.
We incur substantial costs as a result of operating as a public company, and our management is required to devote substantial time to comply with public company regulations.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 as well as other federal and state laws. These requirements may place a strain on our people, systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight are required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Risks Related to this Offering
Investors in this offering will suffer immediate and substantial dilution.
Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of  $    per share in the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.
We will have considerable discretion over the use of the proceeds of this offering and may not realize an adequate return.
We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes. We may use the proceeds for purposes that do not yield a significant return, if any, for our stockholders.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.
The sale of substantial amounts of our common stock, whether directly by us or in the secondary market by existing securityholders (including holders of our outstanding warrants and convertible preferred stock), the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity related securities. Any such sales may result in significant dilution to our existing shareholders, including you. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which will result in additional dilution to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus and the documents we incorporate by reference in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
Our forward-looking statements in this prospectus and the documents we incorporate by reference in this prospectus are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including:
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the progress, timing or success of our research and development and clinical programs for our product candidates, particularly our GEM, product candidate, which comprises lyophilized glucagon and an aqueous diluent in an automatic reconstitution device, and our concentrated ultra-rapid-acting insulin product candidate, BIOD-531, which uses RHI, as the active pharmaceutical ingredient in a concentration of 400 units per milliliter;

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our ability to conduct the development work necessary to finalize the formulation and presentation of our GEM product candidate, as well as the preclinical studies, clinical trials and manufacturing activities necessary to support the submission of an NDA, to the FDA, for that product candidate;

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the ability and willingness of our existing strategic partners, service providers and suppliers, upon which we rely in the advancement of our product candidates, to meet the obligations set forth in our agreements with them, including Unilife, which is responsible for designing and manufacturing the device intended for use with our GEM product candidate, as well as delivering three registration lots of the filled and finished GEM device required for submitting an NDA to the FDA;

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the success of our formulation development work to improve the stability of our newer ultra-rapid-acting insulin analog-based formulations while maintaining the pharmacokinetic and injection site toleration characteristics associated with earlier formulations;

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the results of our real-time stability programs for our glucagon-, RHI-, and insulin analog-based product candidates, including the reproducibility of earlier, smaller scale, stability studies and our ability to accurately project long term stability on the basis of accelerated testing;

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our ability to accurately anticipate technical challenges that we may face in the development of our glucagon-, RHI-, and insulin analog-based product candidates;

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our ability to secure approval by the FDA for our product candidates under Section 505(b)(2) of the FFDCA;

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our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves;

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our ability to enforce our patents for our product candidates and our ability to secure additional patents for our product candidates;

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our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

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the degree of clinical utility of our product candidates, particularly with regard to our ultra-rapid-acting insulin formulations, which have not yet been shown to be clinically superior to existing rapid-acting insulin analogs;

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the emergence of competing technologies and products and other adverse market developments, such as advancements in glucagon stabilization technologies that could enable a room-temperature rescue product in a portable, easy to use presentation;

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the ability of our contract manufacturing organizations or collaborators to properly produce our products in our final dosage form and in the quantities we may require;

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our ability to secure adequate supplies of active pharmaceutical ingredients to support our product development programs and, if successful, the commercialization one or more product candidates;

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our capabilities and strategies for manufacturing, marketing and commercializing a product candidate; and

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our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included or incorporated by reference important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make.
You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part or to any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. It is routine for internal projections and expectations to change as the year, or each quarter in the year, progresses, and, therefore, it should be clearly understood that the internal projections and beliefs upon which we base our expectations are made as of the date of this prospectus and may change prior to the end of each quarter or the year. While we may elect to update forward-looking statements at some point in the future, we do not assume any obligation to update any forward-looking statements contained or incorporated by reference in this prospectus.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deduction of the underwriting discount and payment of estimated offering expenses, will be approximately $             (or approximately $             if the underwriters’ over-allotment option is exercised in full).
We intend to use the net proceeds from this offering for operating costs, capital expenditures and for general corporate purposes, including working capital. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.
We expect to utilize the proceeds of this offering in part to:
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conduct the clinical development work required for the submission of an NDA for our GEM product candidate to the FDA;

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complete the technology transfer and related chemistry, manufacturing and controls development work necessary for the manufacture of our GEM product candidate on a commercial scale, and produce the registration batches required for the approval by the FDA of both an adult and a pediatric presentation of the product candidate;

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submit an NDA for our GEM product candidate to the FDA; and

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conduct a multidose, multicenter, outpatient, parallel group Phase 2 clinical trial with our BIOD-531 product candidate and related toxicology and chemistry, manufacturing and controls development work supportive of Phase 3 pivotal trials.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2014 on an actual basis and on an as adjusted basis to reflect our receipt of estimated net proceeds of $    million from the sale of shares of common stock in this offering, based on an assumed public offering price of  $      per share (the last reported sales price of our common stock on March   , 2015), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information below is illustrative only. Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, incorporated by reference in the registration statement of which this prospectus is a part. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto from our Annual Report on Form 10-K for the year ended September 30, 2014 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2014.
December 31, 2014 (unaudited) (in thousands, except share and per share amounts)	Actual	As adjusted
Cash and cash equivalents	$19,726	$
Stockholders’ equity
Series B convertible preferred stock, $0.01 par value per share, 1,950,000 shares issued and outstanding	19
Common stock, $0.01 par value per share, 23,453,075 shares issued and outstanding	235
Additional paid-in capital	252,874
Accumulated deficit	(234,246)
Total capitalization	$18,882	$

Common stock outstanding listed in the table above as of December 31, 2014 does not include:
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5,006,398 shares underlying outstanding warrants,

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1,950,000 shares underlying outstanding Series B Preferred Stock,

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3,462,516 shares underlying outstanding stock options, or

•
131,128 outstanding RSUs.

PRICE RANGE OF COMMON STOCK
Our common stock is listed for trading on The NASDAQ Capital Market under the symbol “BIOD.” On March 18, 2015, the last reported sale price of our common stock was $1.35 per share. On March 16, 2015, there were approximately 23 record holders of our common stock.
The following table sets forth the high and low sale prices per share for our common stock for the periods indicated.
	High	Low
Fiscal Year Ended September 30, 2013
1st Quarter	$2.98	$2.13
2nd Quarter	2.97	2.29
3rd Quarter	5.11	2.48
4th Quarter	6.08	3.05
Fiscal Year Ending September 30, 2014
1st Quarter	$3.24	$1.93
2nd Quarter	3.71	2.23
3rd Quarter	2.94	1.97
4th Quarter	2.21	1.61
Fiscal Year Ending September 30, 2015
1st Quarter	$1.68	$1.20
2nd Quarter (through March 18, 2015)	2.00	1.26

DIVIDEND POLICY
We have never paid or declared any cash dividends on our common stock. Our board of directors sets our dividend policy. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, but we may determine in the future to declare or pay cash dividends on our common stock. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors ad will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock.
Our net tangible book value per share as of December 31, 2014 was approximately $18,843,000, or $0.80 per share. After giving effect to the sale by us of             shares of common stock offered by this prospectus at a public offering price of  $    per share and after deducting underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2014 would have been approximately $          , or $    per share. This represents an immediate increase in pro forma net tangible book value of  $    per share to existing stockholders and an immediate dilution of $    per share to new investors purchasing our common stock in this offering. The following table illustrates the per share dilution:
Public offering price per share			$
Net tangible book value per share as of December 31, 2014		$0.80
Increase in net tangible book value per share after this offering	$
Pro forma net tangible book value per share as of December 31, 2014, after giving effect to this offering	$
Dilution per share to new investors in this offering			$
The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, our net tangible book value per share after giving effect to this offering would be $    per share, and the dilution in net tangible book value per share to investors in this offering would be $    per share.
The above discussion and table are based on 23,453,075 shares of our common stock outstanding as of December 31, 2014 and does not include:
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5,006,398 shares underlying outstanding warrants,

•
1,950,000 shares underlying outstanding Series B Preferred Stock,

•
3,462,516 shares underlying outstanding stock options, or

•
131,128 outstanding RSUs.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock
The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our second amended and restated certificate of incorporation, as amended, and our amended and restated bylaws. We have filed copies of these documents with the SEC as exhibits to the registration statement of which this prospectus forms a part.
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
As of March 16, 2015, we had 24,620,322 shares of common stock outstanding.
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Holders of our common stock do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.
If we liquidate, dissolve or wind up, the holders of our common stock are entitled to share ratably in all assets legally available for distribution to our stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of our preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
Our board of directors has designated 2,000,000 of the 50,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock and 4,000,000 of the 50,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. As of December 31, 2014, we had no shares of Series A Preferred Stock and 1,950,000 shares of Series B Preferred Stock outstanding. Subject to certain limitations preventing holders of Series B Preferred Stock from converting their shares if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of common stock then issued and outstanding, each share of Series B Preferred Stock is convertible into one share of common stock. In the event of our liquidation, dissolution or winding up, holders of the Series B Preferred Stock will receive a payment equal to $0.01 per share of preferred stock before any proceeds are distributed to the holders of common stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of capital stock specifically ranking by its terms senior to the Series B Preferred Stock, holders of the Series B Preferred Stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of capital stock that participates with the common stock in such distributions. Shares of Series B Preferred Stock generally have no voting rights, except as required by law and except that the consent of the holders of a majority of the outstanding Series B Preferred Stock will be required to amend the terms of the Series B Preferred Stock. Holders of Series B Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

The purpose of authorizing our board of directors to issue additional series preferred stock and determine the rights and preferences of any such additional series is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. This could also permit our board of directors to institute a stockholder rights plan or “poison pill”.
Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.
Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets.
In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders that owned 15% or more of our outstanding voting stock upon the closing of our initial public offering.
Staggered Board
Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our president or chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Super-Majority Voting
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
NASDAQ Capital Market Listing
Our common stock is listed on Nasdaq under the trading symbol “BIOD.”

UNDERWRITING
The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and between us and the William Blair & Company, L.L.C., as representative of the underwriters, to purchase from us the respective number of shares of common stock set forth opposite each underwriter’s name in the table below.
Underwriter	Number of Shares
William Blair & Company, L.L.C.
Ladenburg Thalmann & Co. Inc.
Roth Capital Partners, LLC
Total
This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant to this prospectus at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters will purchase all of the shares (other than those covered by the over-allotment option described below) offered by us if they purchase any shares. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have granted an option to the underwriters to purchase up to                 additional shares of our common stock at the same price per share to be paid by the underwriters for the other shares offered hereby. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments, if any. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. If the underwriters purchase any additional shares pursuant to this option, each of the underwriters will be committed to purchase the additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of common stock offered hereby. The underwriters will offer any additional shares that they purchase on the terms described in the following paragraph.
The representative has advised us that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more than $    per share. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about                , 2015. At that time, the underwriters will pay us for the shares in immediately available funds. After commencement of the public offering, the representative may change the public offering price and other selling terms.
The following table summarizes the compensation to be paid by us to the underwriters assuming either no exercise or full exercise of the underwriters’ option to purchase additional shares.
Total
	Per Share	Without Over-allotment Exercise	With Over-allotment Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses	$	$	$

We estimate that the total expenses for this offering, excluding the underwriting discount, will be approximately $          .

No Sales of Similar Securities
We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, or exercisable for, other than the securities which we may sell in this offering, for 90 days after the date of this prospectus without the prior written consent of William Blair & Company, L.L.C. on behalf of the underwriters. Specifically, we and our executive officers and directors have agreed not to:
•
offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, either directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•
file or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise;

•
make any demand for or exercise any right with respect to the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•
publicly announce an intention to effect any transaction described in this list.

The 90-day period in all of the agreements is subject to extension if  (i) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. This extension will not apply if the publication of research reports by the underwriters during the period around the expiration of the restricted period is no longer restricted by applicable law or regulation.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus forms a part, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof. We have also agreed to reimburse the underwriters for all reasonable third-party costs, fees and expenses not to exceed, without our consent, $          .
The representative has informed us that the underwriters intend to deliver all copies of this prospectus via electronic means, via hand delivery or through mail or courier services.
Stabilization
In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option.
In addition, the representative may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if shares of common stock sold by such underwriter or selling group member in this offering are repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on Nasdaq or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.
This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by an affiliate of the underwriters. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters.
Regulation M
One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any consecutive 60 calendar days ending within the ten calendar days preceding, the date of the determination of the offering price of the common stock to be distributed or (ii) 200 shares of common stock.
Listing
Our common stock is listed on Nasdaq under the symbol “BIOD.”
Affiliations
The underwriters and their respective affiliates may provide various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their respective affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their respective affiliates may at any time hold long or short positions in such securities or loans.
General
The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement. A copy of the underwriting agreement is included as an exhibit to the Registration Statement of which this prospectus forms a part. See “Where You Can Find More Information” below.

LEGAL MATTERS
The validity of the securities being offered by this prospectus is being passed upon for us by Wiggin and Dana LLP, Stamford, Connecticut. Morrison & Foerster LLP, New York, New York, is counsel for the underwriters in connection with this offering.
EXPERTS
The financial statements as of September 30, 2014 and 2013 and for each of the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s website at http://www.sec.gov or on our website at http://www.biodel.com. Information included on our website is not a part of this prospectus.
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Pursuant to Rule 412 under the Securities Act, information contained in this prospectus modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC (in each case, other than those documents or the portions of those documents not deemed to be filed):
•
our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as filed with the SEC on December 19, 2014;

•
our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014, as filed with the SEC on February 12, 2015;

•
our Current Reports on Form 8-K filed with the SEC on January 7, 2015, March 16, 2015 (Item 8.01 and Exhibit 99.2 only) and March 18, 2015;

•
our Proxy Statement, as amended and restated, filed with the SEC on February 24, 2015; and

•
the description of our common stock contained in our Registration Statement on Form 8-A dated May 8, 2007, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Biodel Inc.
100 Saw Mill Road
Danbury, Connecticut
Attention: General Counsel
Telephone: (203) 796-5000
You may also obtain these filings through our website located at http://www.biodel.com. This reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as noted above, the information on, or accessible through, our website is not intended to be a part of this prospectus.
We advise you that there have been no material changes in our affairs that have occurred since the end of the latest fiscal period for which audited financial statements were included in our latest Annual Report on Form 10-K and that have not been described in a Current Report on Form 8-K filed under the Exchange Act.

                      Shares

Common Stock

           , 2015

William Blair
Ladenburg Thalmann
Roth Capital Partners

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant. Except for the SEC registration fee, all amounts are estimates.
Description	Amount
SEC registration fee		$3,486
FINRA filing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing and engraving expenses		*
Miscellaneous expenses		*
Total expenses	$	*

*
To be filed by amendment.

Item 14.
Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, generally provides that a corporation may indemnify an officer, director, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses, including, attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is threatened to be made a party by reason of such position, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. In the case of actions brought by or in the right of the corporation, no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The registrant’s certificate of incorporation provides for the indemnification of its directors and executive officers to the fullest extent permitted under the DGCL. As permitted by Delaware law, the registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements generally require the registrant to indemnify its directors and executive officers against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any of these individuals may be made a party by reason of the fact that he or she is or was a director, officer, employee, or other agent of the registrant or serving at its request as a director, officer, employee, or other agent of another corporation or enterprise, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the indemnification agreements, all expenses incurred by one of the registrant’s directors or executive officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to it of an undertaking, by or on behalf of the director or executive officer, to repay all advanced amounts if it is ultimately determined that the director or executive officer is not entitled to be indemnified by the registrant under his or her indemnification agreement, the registrant’s amended and restated bylaws or the DGCL. The indemnification agreements also set forth certain procedures that will apply in the event any of the registrant’s directors or executive officers brings a claim for indemnification under his or her indemnification agreement.
In addition, Section 102(b)(7) of the DGCL permits a corporation to provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:
•
any transaction from which the director derives an improper personal benefit;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock purchases or redemptions of shares; or

•
any breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s certificate of incorporation includes such a provision.
There is currently no pending litigation or proceeding involving any of the registrant’s directors or executive officers for which indemnification is being sought. The registrant is not currently aware of any threatened litigation that may result in claims for indemnification against it by any of its directors or executive officers.
The registrant maintains an insurance policy covering its officers and directors with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as officers and directors.
Item 15.
Recent Sales of Unregistered Securities

On June 21, 2012, the registrant entered into a Securities Purchase Agreement with a group of institutional investors for the private placement of approximately 7.9 million shares of the registrant’s capital stock and warrants to purchase approximately 2.7 million shares of the registrant’s common stock. A portion of the shares issued were shares of common stock and a portion were shares of the registrant’s Series B Convertible Preferred Stock. The common stock, Series B Preferred Stock and warrants were offered and sold to selected institutional investors and other accredited investors without registration under the Securities Act or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.
On July 25, 2014, the registrant entered into a purchase agreement, together with a related registration rights agreement, with Lincoln Park Capital Fund, LLC, pursuant to which the registrant has the right to sell to Lincoln Park up to $15,000,000 in shares of common stock, subject to certain limitations, from time to time over the 36-month period commencing on the date that a registration statement covering the resale of the shares subject to the purchase agreement is declared effective by the SEC. The offering, issuance and sale of shares of common stock by the registrant pursuant to the purchase agreement was made without registration under the Securities Act or state securities laws, in reliance on exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws, based on the offering, issuance and sale of such common stock to one investor; the lack of any general solicitation or advertising in connection with such offering, issuance and sale; the representation of the sole investor to the company that it was an accredited investor (as that term is defined in Rule 501(a)(3) of Regulation D); the representation of the investor that it was purchasing the shares of common stock for its own account and without a view to distributing the shares; and the restrictions on transfer that the purchase agreement places on any securities sold thereunder.
Item 16.
Exhibits and Financial Statement Schedules

(a) Exhibits
The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules
All schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the financial statements and the related notes thereto.
Item 17.
Undertakings

(1)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)
The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on March 19, 2015.
BIODEL INC.
By: /s/ Errol De Souza Dr. Errol De Souza President and Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Errol De Souza and Paul S. Bavier, and each of them acting singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Errol De Souza Errol De Souza	President and Chief Executive Officer (Principal Executive Officer), Director	March 19, 2015
/s/ Gary G. Gemignani Gary G. Gemignani	Chief Financial Officer (Principal Financial and Accounting Officer)	March 19, 2015
/s/ Ira W. Lieberman Ira W. Lieberman	Director	March 19, 2015
/s/ Julia R. Brown Julia R. Brown	Director	March 19, 2015
/s/ Barry H. Ginsberg Barry H. Ginsberg	Director	March 19, 2015
/s/ Daniel Lorber Daniel Lorber	Director	March 19, 2015
/s/ Davey S. Scoon Davey S. Scoon	Director	March 19, 2015

EXHIBIT INDEX
Exhibit Number	Description
1.1#	Underwriting Agreement
3.1	Registrant’s Second Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.4 to the registrant’s Registration Statement on Form S-1 (SEC File No. 333-140504)).
3.2	Certificate of Designation of Series A Convertible Preferred Stock of the Registrant (Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on May 19, 2011).
3.3	Certificate of Amendment to Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 11, 2012).
3.4	Certificate of Designation of Series B Convertible Preferred Stock of the Registrant (Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed on June 27, 2012).
3.5	Certificate of Amendment of Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2012).
3.6	Registrant’s Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
3.7	Certificate of Amendment of Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 18, 2015).
4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
4.2	Form of Warrant to Purchase Shares of Common Stock issued in the Registrant’s May 2011 registered direct offering (Incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed on May 13, 2011).
4.3	Form of Warrant to Purchase Common Stock issued in the Registrant’s June 2012 private placement (Incorporated by reference to Exhibit 4.9 to the Registrant’s Current Report on Form 8-K filed on June 22, 2012).
5.1#	Opinion of Wiggin and Dana LLP.
10.1*	2010 Stock Incentive Plan, as amended March 8, 2012 (Incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on January 26, 2012).
10.2*	2010 Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 7, 2010).
10.3*	2010 Non Statutory Stock Option Agreement (Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 7, 2010).
10.4*	2010 Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on May 7, 2010).
10.5*	Form of Indemnification Agreement entered into between the Registrant and its directors and certain of its executive officers (Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007).
10.6*	Amended and Restated 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).

Exhibit Number	Description
10.7*	2005 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.8*	2005 Non-Employee Directors’ Stock Option Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.9*	Employment Agreement, dated March 26, 2010, between the Registrant and Errol B. De Souza (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 1, 2010).
10.10*	Change of Control Agreement entered into between the Registrant and certain of its executive officers (Incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007).
10.11*	Executive Severance Agreement entered into between the Registrant and certain of its executive officers (Incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (333-140504) filed on February 7, 2007).
10.12	Commercial Lease, dated February 2, 2004, by and between the Registrant and Mulvaney Properties, LLC and an amendment thereto dated September 29, 2006 (for the premises located at 6 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.13	Commercial Lease, dated October 19, 2006, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 8 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1, Amendment No. 1 (333-140504), filed on May 10, 2007).
10.14	Amendment to Commercial Lease, dated July 23, 2007 by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 6 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 27, 2007).
10.15	Amendment to Commercial Lease, dated July 23, 2007 by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 8 Christopher Columbus Avenue, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 27, 2007).
10.16	Commercial Lease, dated July 23, 2007, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 100 Saw Mill Road, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.1 the Registrant’s Current Report on Form 8-K filed on July 27, 2007).
10.17	Lease Amendment, dated October 1, 2007, to Commercial Lease, dated July 23, 2007, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 100 Saw Mill Road, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2007).
10.18	Option to Renew, dated as of November 6, 2013, to Commercial Lease, dated as of July 23, 2007, as amended, by and between the Registrant and Mulvaney Properties, LLC (for the premises located at 100 Saw Mill Road, Danbury, CT 06810) (Incorporated by reference to Exhibit 10.15 to Registrant’s Annual Report on Form 10-K filed on December 20, 2013).
10.19*	Offer Letter, dated November 12, 2007, by and between the Registrant and Gerard J. Michel (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 14, 2007).
10.20*	Form of Incentive Stock Option Agreement for 2004 Amended and Restated Stock Incentive Plan (Incorporated by reference to Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2007).

Exhibit Number	Description
10.21*	Form of Option Agreement for 2005 Non-Employee Directors’ Stock Option Plan (Incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed on December 21, 2007).
10.22	At-the-Market Issuance Sales Agreement, dated May 13, 2013, between the Registrant and MLV & Co. LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 13, 2013).
10.23	Underwriting Agreement, dated June 19, 2013, among the Registrant and the several Underwriters named therein (Incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on June 20, 2013).
10.24	Purchase Agreement, dated as of July 25, 2014, by and between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 28, 2014).
10.25	Registration Rights Agreement, dated as of July 25, 2014, by and between the Registrant and Lincoln Park Capital Fund, LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 28, 2014).
10.26*	Employment Agreement, dated August 21, 2014, by and between the Registrant and Gary G. Gemignani (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on August 27, 2014).
10.27†	License Agreement, effective as of June 8, 2012, between Aegis Therapeutics, LLC and the Registrant (Incorporated by reference to Exhibit 10.01 to the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2012).
10.28†	Commercial Supply Agreement for Glucagon, dated July 17, 2012, among Bachem Americas, Inc., Bachem AG and the Registrant (Incorporated by reference to Exhibit 10.25 to Registrant’s Annual Report on Form 10-K filed on December 20, 2013).
10.29†	Customization and Commercial Supply Agreement, effective April 8, 2013, between Unilife Medical Solutions, Inc. and the Registrant (Incorporated by reference to Exhibit 10.26 to Registrant’s Annual Report on Form 10-K filed on December 20, 2013).
10.30	Form of Securities Purchase Agreement, dated as of June 21, 2012, among the Registrant and the purchasers named therein (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 22, 2012).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on December 19, 2014).
23.1††	Consent of BDO USA, LLP
23.2#	Consent of Wiggin and Dana LLP (included in Exhibit 5.1).
24.1††	Powers of Attorney (included on signature page)

#
To be filed by amendment.

*
Indicates a management contract or compensatory plan or arrangement.

†
Confidential treatment granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

††
Filed herewith.